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[SEAGRAM LOGO]                                                      NEWS RELEASE
________________________________________________________________________________
FOR IMMEDIATE RELEASE

                                             MEDIA RELATIONS:
                                             Anita Larsen
                                             212-572-1118

                                             TREASURY CONTACT:
                                             John Preston
                                             212-572-7819

                                             INVESTOR RELATIONS (PARIS):
                                             Ariane De Lamaze
                                             011-33-1-71-71-10-84



                     JOSEPH E. SEAGRAM & SONS, INC. RECEIVES
                   REQUISITE CONSENTS IN SOLICITATION FOR ITS
                  8.00% SENIOR QUARTERLY INCOME DEBT SECURITIES
                  ("QUIDS(SM)") AND EXTENDS RELATED TENDER OFFER

NEW YORK, NY -- JANUARY 8, 2001 -- Joseph E. Seagram & Sons, Inc. (JES) today announced that, as of 5:00 p.m., New York City time, on January 5, 2001, it had received the requisite consents to effect proposed amendments to its 8.00% Senior Quarterly Income Debt Securities due 2038 (QUIDS(sm)), which are guaranteed as to payment of principal and interest by The Seagram Company Ltd., and the related indenture. JES indicated that valid tenders and unrevoked consents had been received in respect of approximately 84% of the outstanding QUIDS(sm) as of 5:00 p.m., New York City time, on January 5, 2001.

Receipt of the requisite consents permits the adoption of amendments to the QUIDS(sm) and the related indenture. As more fully described in the Offer to Purchase and Consent Solicitation, dated November 30, 2000 pursuant to which the tender offer and consent solicitation is being made, the amendments (a) eliminate substantially all of the covenants in the indenture other than the covenants requiring payment of interest on and principal of the QUIDS(sm) when due and requiring the maintenance of an office for purposes of making payments on the QUIDS(sm), (b) eliminate events of default under the indenture relating to defaults on bankruptcy and insolvency, (c) eliminate the limitations in the indenture on consolidation, merger, conveyance and transfers, (d) modify certain repurchase and defeasance provisions and (e) eliminate the contractual requirement for filing periodic reports with the Securities and Exchange Commission. JES also announced that the QUIDS(sm) have been delisted from the New York Stock Exchange.

In order to enable more holders to participate in the tender offer, JES announced that it was extending the expiration date for the tender offer for the QUIDS(sm). The tender offer will now

                                     -more-
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expire at 5:00 p.m., New York City time, on January 12, 2001. In accordance with the terms and conditions of the tender offer and the consent solicitation, withdrawal rights and revocation rights expired as of 5:00 p.m., New York City time, on January 5, 2001 and are not being extended. As indicated in the Offer to Purchase, payment for all QUIDS(sm) purchased pursuant to the tender offer is expected to be made five business days after the expiration date as now extended or as soon as practicable thereafter.

The dealer managers for the tender offer and consent solicitation are Banc of America Securities LLC and Salomon Smith Barney and the information agent for the tender offer and consent solicitation is ChaseMellon Shareholder Services, L.L.C. Requests for documentation should be directed to ChaseMellon Shareholder Services, L.L.C. at (917) 320-6286 (for bankers or brokers) and (866) 293-6618 (for others). Questions regarding the transaction should be directed to either your Banc of America Securities LLC Sales Representative or Banc of America Securities LLC toll-free at 866-475-9886 or your Salomon Smith Barney Sales Representative or Salomon Smith Barney toll-free at 800-558-3745.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and the related Letter of Transmittal and Consent.

The Seagram Company Ltd., a subsidiary of Vivendi Universal, operates in four global business segments: music, filmed entertainment, recreation and other, and spirits and wine. Vivendi Universal, headquartered in Paris, France, operates a number of leading and increasingly integrated businesses in the telecommunications, multimedia, publishing and distribution, pay television, recreation and Internet industries. By combining an array of popular global and local content with advanced digital distribution technology, e-services and e-commerce, Vivendi Universal provides content to an international customer and subscriber base through a variety of access devices. Vivendi Universal produces, markets and distributes recorded music, motion picture, television and home video products throughout the world in all major genres; operates and has ownership in a number of international cable channels; engages in the licensing of merchandising rights and film property rights; operates theme parks and retail stores; and is also involved in the development of entertainment software. In addition, through its environment division, Vivendi Universal provides world-class water, waste management, transportation and energy services operations.

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QUIDS is a service mark of Goldman, Sachs & Co.

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